Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Evan Smith/Theresa Kelleher (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Risa Burgess (781) 684-0770 westpharma@schwartz-pr.com

Exhibit 99.1

WEST PHARMACEUTICAL SERVICES ANNOUNCES

FIRST QUARTER 2007 RESULTS

- Continued Sales Growth Yields Record Operating Results –

- Earnings per Diluted Share from Continuing Operations $0.77 -

- Company Increases EPS Guidance for 2007 -

- Conference Call to be Held at 9:00 a.m. EST Today -

LIONVILLE, PA., April 26, 2007 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced the results of operations for the three months ended March 31, 2007. Particularly strong sales of the Company’s coated and Westar-treated products in North America contributed to a 15.6% increase in consolidated sales (4.7% due to currency), which totaled $257.6 million, compared to $222.8 million reported in the first quarter of 2006.

Earnings per diluted share grew to $0.77 in the quarter, from $0.43 per share from continuing operations reported in the first quarter of 2006, principally as a result of the higher sales and associated gross margins in the Pharmaceutical Systems segment, together with relatively lower selling, general and administrative costs and the favorable effects of the weaker dollar. Stock-based compensation costs that are tied to the Company’s share price were lower by $0.08 per diluted share compared to the prior year period because the Company’s share price increased in the first quarter of 2006 and declined in the current period. The weakness of the US dollar, mainly against European currencies, added $0.05 per diluted share compared to the prior year quarter. The reported first quarter 2006 earnings from continuing operations of $0.43 included net charges of $0.11 per diluted share from the early extinguishment of debt and a tax benefit relating to an earlier period. Excluding those items, earnings from continuing operations in the 2006 quarter were $0.54 per diluted share.

The Company maintained its full year sales estimate at approximately $1.0 billion and increased expected 2007 earnings per diluted share from continuing operations to between $2.27 and $2.37. The Company’s previous guidance for earnings per diluted share was in the range of $2.20 to $2.35, which did not include the effects of the subsequent 2007 issuances of $161.5 million of subordinated convertible debentures.

“Sales from our high-value-added products continue to grow at or above our longer-term expectations, largely as a result of the growing demand among our biotechnology customers for our advanced components,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “Our solid performance continues to reflect the positive trends in the Pharmaceutical Systems business, with end market sales in pharmaceutical markets driving growth in our high-value packaging systems. We are maintaining our focus on developing capacity ahead of projected growth in those key product segments and markets. We also continue to aggressively pursue opportunities for The Tech Group to add higher value healthcare business, including proprietary products that will improve their product mix and profitability over time.”

Pharmaceutical Systems Business Segment

The Pharmaceutical Systems business achieved record sales of $191.3 million, a 19.6% increase, 6.0 percentage points of which were due to foreign currency appreciation. Geographically, North American sales grew by over 23% and international sales grew by 17.4% (9.7% due to currency). The Company continues to experience increased sales of its value-added pharmaceutical packaging components for vials and prefillable syringes that incorporate the Company’s Westar® post-production processing and its FluroTec® and Teflon® coating technologies.

Gross margin improved by 1.7 percentage points, to 37.6%, when compared to the first quarter of 2006 due to volume-related production efficiencies and a more profitable combination of sales associated with the increases in coated and Westar-processed components. Price increases, combined with volume-related efficiencies and lean manufacturing savings, more than offset higher raw material and energy costs.

Operating profit in the Pharmaceutical Systems business segment was $44.7 million, compared to $35.8 million in the first quarter of 2006, a 24.9% increase. The improvement was attributed to the higher gross margins and to the effects of the stronger European currencies, which contributed $2.3 million to the increase in operating profit. Partially offsetting those improvements were higher SG&A costs, primarily compensation costs.

The Tech Group Business Segment

The Tech Group sales were $69.0 million in the quarter, up 5% over the 2006 period. Sales from Pfizer’s Exubera® Inhalable Insulin device contributed a $6.6 million increase as initial commercial production of the device occurred during the 2006 period and continued at full scale throughout the current quarter. Other sales gains came from packaging production for customers’ product launches, primarily in healthcare products, including positive contributions from two previously delayed projects. Partially offsetting those gains were declines in tooling revenues and in sales of some maturing consumer and industrial products, including fan motor assemblies and smart-cards.

Gross profit in The Tech Group was $8.5 million, or 12.2% of sales, compared to $10.3 million, or 15.7% of sales in the prior year quarter. The margin decline was attributed to underutilization of tooling capacity, new business that did not achieve desired production efficiency, as well as costs and interruptions associated with the relocation and expansion of a manufacturing facility in Michigan.

As a result of the decline in gross profit, operating profit in the segment was $2.8 million, compared to $4.9 million in the 2006 quarter. SG&A was $0.7 million higher than in the 2006 quarter as a result of increases in staffing for both sales and human resources support for the business.

Corporate and Other Costs

Corporate general and administrative costs declined by $4.6 million in the quarter when compared to the prior year period. Of that decline, $3.8 million is attributed to stock-based compensation expense, primarily from the impact of the lower market price of the Company’s shares at the end of the quarter, compared with the prior year end, which is used to measure the cost of certain stock-based deferred compensation plans for directors and senior management. In addition, US pension expense declined by $0.7 million from the prior year quarter as a result of changes in the composition of plan benefits and plan assets at the beginning of the year.

During the first quarter of 2006, the Company refinanced certain debt and incurred a $5.9 million loss on the early extinguishment of debt. The accompanying tables include a reconciliation of the prior year quarter operating profit, net income and earnings per share including and excluding that loss, as well as a tax-related gain. Financial results measured without these items are not in conformance with generally accepted accounting principles and are non-GAAP measures of results. These are intended to further assist investors in analyzing the results and not as a substitute for the GAAP financial measures. No similar losses or charges were incurred in the current period.

Net interest expense declined in the quarter from $3.0 million to $2.3 million as a result of the 2006 refinancing of debt with lower-cost debt, and as a result of lower average outstanding debt. The March 14, 2007 issuance of $150.0 million of 4% subordinated convertible debentures due 2047 did not have a significant impact on interest expense or fully diluted earnings per share as it occurred very late in the period. The proceeds of that financing were applied to repay higher interest rate borrowings under the Company’s revolving credit facility and the remainder invested at or above the interest rate on the debentures.

The effective tax rate was 30.1% in the first quarter, up from a reported 27.9% in the prior year quarter. As described in the accompanying table of non-GAAP measures,

excluding the effects of the first quarter 2006 debt extinguishment loss and tax gain, the effective tax rate would have been 30.3% in that period. On that basis, the effective rate did not vary significantly from the prior year.

In the first quarter of 2007 the Company adopted the provisions of Financial Accounting Standards Board Interpretation Number 48, which changes the accounting for uncertain tax positions. The change in accounting principle did not have an effect on the results in the quarter. A net benefit of $21.6 million was recorded as an adjustment in the Company’s retained earnings at the beginning of the quarter as the cumulative effect of the change in accounting principle.

Outlook for 2007

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which West Pharmaceutical Services believes to be reasonable but many of which the Company cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of West’s businesses. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Safe Harbor Statement that follows.

The Company now expects to earn between $2.27 and $2.37 per diluted share from continuing operations for the full year 2007. The revised guidance includes the estimated cost of $0.03 per diluted share associated with issuance of $161.5 million of 4% subordinated convertible debentures due 2047 (including $150 million issued in the first quarter and $11.5 million issued on April 3, 2007 pursuant to an underwriters’ over-allotment option). The debentures are being accounted for under the “if converted” method of accounting such that, in determining income per diluted share, the 2.9 million shares that would be issued as a result of the exercise of the conversion feature of the debentures are regarded as outstanding from the date of issuance, adding approximately 2.3 million weighted average shares to the fully diluted share count for the full year 2007. Additionally, interest expense associated with the debentures is disregarded in that calculation.

The Company continues to expect sales for 2007 of approximately $1.0 billion. Growth is expected to continue above prior expectations for the Company’s Pharmaceutical Systems segment and is expected to be slower in the Tech Group. As a result of an expected improvement in the sales mix, the Company’s guidance includes an expected increase to its earlier guidance for consolidated gross margin on annual sales, to 29%. This includes an improvement in Pharmaceutical Systems - and a decline in Tech Group - annual gross margins to an expected 34.5% and 14.8%, respectively.

The Company’s 2007 guidance continues to incorporate, among other things, the following expectations and assumptions: expected sales of Exubera® Inhalable Insulin devices of between $32 million and $36 million at a gross margin of approximately 30%; spending on research and development that is expected to increase to approximately $14 million; and, earnings-per-share dilution from an approximately one million share net increase in shares outstanding, primarily from the exercise of employee stock options.

The Company’s guidance does not include the effects, if any, of significant unanticipated changes: in raw material, energy and transportation costs; in the US dollar value of foreign currencies, particularly the Euro, British Pound Sterling, and Danish Krone; changes in Company share price on compensation costs; or from any subsequent acquisitions.

West to Host Earnings Conference Call

The Company will host its regular quarterly earnings release call, which is scheduled for Thursday, April 26, 2007 at 9:00 a.m. eastern standard time. To participate in the call please dial 1-888-843-9981 (toll free) or 1-210-839-8506 and enter the passcode WST when prompted. A live broadcast and an online archive of the conference call will be available at the Company’s web site, http://www.westpharma.com/, in the “Investor” section. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The archive version will be available within one hour of the live call and may also be accessed by telephone through 4 P.M. on Thursday, May 10, 2007, by dialing 866-462-8985 (toll free) or 203-369-1370.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Safe Harbor Statement

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: Sales demand; the timing, regulatory approval and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the timeliness and effects of capacity expansions, including the effects of delays associated with construction, availability and price of capital goods, and necessary internal, governmental and customer approvals; the availability of labor to meet increased demand; competition from other providers; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; higher interest rates; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; availability, and pricing of materials that may be affected by vendor concerns with exposure to product-related liability; and, changes in tax law or loss of beneficial tax incentives.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

FluroTec® technology is licensed from Daikyo Seiko, Ltd.

All trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Teflon® is a registered trademark of E.I. du Pont de Nemours and Company.

Exubera® is a registered trademark of Pfizer, Inc.

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in millions, except per share data)

	Quarter Ended
		March 31, 2007		March 31, 2006
Net sales	$257.6	100%	$222.8	100%
Cost of goods sold	177.2	69	155.2	70
Gross profit	80.4	31	67.6	30
Research and development	3.6	2	2.4	1
Selling, general and administrative expenses	37.0	14	36.3	16
Other expense, net	0.2	—	0.7	—
Operating profit	39.6	15	28.2	13
Loss on debt extinguishment	—	—	5.9	3
Interest expense, net	2.3	1	3.0	1
Income before income taxes and minority interests	37.3	14	19.3	9
Provision for income taxes	11.2	4	5.4	3
Minority interests	0.1	—	0.1	—
Income from consolidated operations	26.0	10%	13.8	6%
Equity in net income of affiliated companies	0.5		0.5
Income from continuing operations	26.5		14.3
Discontinued operations, net of tax	—		3.8
Net income	$26.5		$18.1
Net income per share:
Basic:
Continuing operations	$.81		$.45
Discontinued operations	—		.12
	$.81		$.57
Assuming dilution:
Continuing operations	$.77		$.43
Discontinued operations	—		.12
	$.77		$.55
Average common shares outstanding	32.7		31.8
Average shares assuming dilution	34.5		33.1

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION (UNAUDITED)

(In millions)

	Quarter Ended March 31

Net Sales:	2007	2006
Pharmaceutical Systems	$191.3	$160.0
Tech Group	69.0	65.7
Eliminations	(2.7)	(2.9)
Consolidated Total	$257.6	$222.8

Operating Profit (Loss):
Pharmaceutical Systems	$44.7	$35.8
Tech Group	2.8	4.9
U.S. pension expenses	(1.6)	(2.3)
Stock based compensation expense	(0.4)	(4.2)
General corporate costs	(5.9)	(6.0)
Consolidated Total	$39.6	$28.2

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

(in millions, except per share data)

	As Reported March 31, 2006	Extinguishment of Debt	Tax Settlement	Non-GAAP March 31, 2006
Operating profit	$28.2	$—	$—	$28.2
Loss on debt extinguishment	5.9	(5.9)	—	—
Interest expense, net	3.0	—	0.2	3.2
Income before income taxes and minority interests	19.3	5.9	(0.2)	25.0
Provision for income taxes	5.4	1.8	0.4	7.6
Minority interests	0.1	—	—	0.1
Income from consolidated operations	13.8	4.1	(0.6)	17.3
Equity in net income of affiliated companies	0.5	—	—	0.5
Income from continuing operations	$14.3	$4.1	$(0.6)	$17.8

Net income per diluted share:
Continuing operations	$0.43	$0.12	$(0.01)	$0.54

In the first quarter of 2006, the Company incurred a $5.9 million pre-tax charge in connection with the refinancing of $100 million of debt obligations and recognized a tax benefit of $0.4 million as a result of the conclusion of a claim for an earlier tax period. Interest income of $0.2 million was recorded on the tax benefit received.

These items represent non-GAAP financial measures used by management to assess financial performance. Non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.